Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended June 30, 2010

and Announces Distribution of $0.22 per share

GREENWICH, CT – 8/5/2010 – TICC Capital Corp. (NASDAQ: TICC) announced today its financial results for the quarter ended June 30, 2010 and a distribution of $0.22 per share for the third quarter of 2010.

HIGHLIGHTS

•

For the quarter ended June 30, 2010, we recorded net investment income of approximately $6.3 million, or approximately $0.24 per share, net unrealized appreciation on investments of approximately $2.1 million and net realized gains on investments of approximately $1.2 million. In total, we had a net increase in net assets resulting from operations of approximately $0.36 per share for the second quarter.

•

Total investment income for the second quarter of 2010 amounted to approximately $8.7 million, up approximately 77.4% from the second quarter of 2009 due largely to a higher return on our investment portfolio of approximately $7.8 million and distribution income from our securitization vehicle investments of approximately $950,000.

•

Expenses for the second quarter of 2010 were approximately $2.4 million. The primary components of our expenses were approximately $1.7 million in investment advisory fees, $239,000 in compensation expense and approximately $166,000 in professional fees for valuation, legal and auditing services.

•

During the quarter ended June 30, 2010, we recorded net unrealized appreciation of approximately $2.1 million, comprised of $9.5 million in gross unrealized appreciation, $7.0 million in gross unrealized depreciation and approximately $0.4 million relating to the reversal of prior period net unrealized appreciation upon the realization events associated with certain investments.

•

For the quarter ended June 30, 2010, we had net realized gains on investments of approximately $1.2 million due largely to gains associated with the repayment of our debt investment held in Stratus Technologies, Inc. of approximately $0.8 million and the repayment of our debt investment in Punch Software, LLC of approximately $0.4 million.

•	Our Board of Directors has declared a distribution of $0.22 per share for the third quarter of 2010.

•	Payable Date: September 30, 2010

•	Record Date: September 10, 2010

•

During the second quarter, we deployed approximately $13.5 million in six new investments and $1.5 million in an existing investment. These investments are comprised of notes and collateralized loan obligation positions with a face amount of approximately $23.9 million for an aggregate discount of approximately 37.2% from par.

•

During the second quarter of 2010, the Company invested approximately $9.9 million in the junior capital of five different collateralized loan obligation (“CLO”) vehicles, bringing our total cash investment in this strategy to approximately $30.2 million in 14 different CLO investments. For the quarter ending June 30, 2010, we received approximately $524,000 in interest payments, $746,000 in principal payments at par and $950,000 in CLO equity distributions. In total, since we began investing in this asset class, we received approximately $975,000 in interest payments, $1.1 million in principal payments at par and $1.7 million in CLO equity distributions.

•	Portfolio realizations amounted to $17.2 million during the second quarter of 2010 (which had previously been carried at an aggregate book value of $16.2 million).

•

At June 30, 2010, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income from any investments on non-accrual status) was approximately 13.0%, up from approximately 10.8% at March 31, 2010.

•	During the second quarter, no additional loans were placed on non-accrual status.

•

At June 30, 2010, the weighted average yield of our debt investments (excluding cash equivalents and excluding our investment on non-accrual status as of June 30, 2010) was approximately 13.9%, up from approximately 12.8% at March 31, 2010.

•	At June 30, 2010, net asset value per share was $9.03 compared with the net asset value per share at June 30, 2009 of $7.66 and at December 31, 2009 of $8.36.

SUBSEQUENT EVENTS

•	On July 1, 2010, the investment in the debt of Palm, Inc. of approximately $9.5 million was repaid at par as a result of the acquisition of Palm, Inc. by Hewlett Packard, Inc.

•	As of July 13, 2010, the investment in the debt of NetQuote, Inc. of approximately $19.0 million was repaid at par.

•	On July 29, 2010, the Board of Directors declared a distribution of $0.22 per share for the third quarter, payable on September 30, 2010 to shareholders of record as of September 10, 2010.

We will host a conference call to discuss our second quarter results today, Thursday, August 5 at 10:00 AM ET. Please call 877-317-6789 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 443117.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2009, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Investments, at fair value (cost: $246,697,816 @ 6/30/10; $260,752,699 @ 12/31/09)
Non-affiliated/non-control investments (cost: $227,776,883 @ 6/30/10; $241,169,345 @ 12/31/09)	$212,713,121	$180,226,123
Control investments (cost: $18,920,933 @ 6/30/10; $19,583,354 @ 12/31/09)	20,075,000	20,025,000

Total investments at fair value	232,788,121	200,251,123

Cash and cash equivalents	11,321,299	23,972,885
Interest receivable	1,593,382	860,271
Securities sold not settled	1,095,982	—
Prepaid expenses and other assets	54,481	256,012

Total assets	$246,853,265	$225,340,291

LIABILITIES
Investment advisory fee payable to affiliate	$1,749,568	$1,119,544
Securities purchased not settled	1,500,919	—
Accrued expenses	432,993	128,752

Total liabilities	3,683,480	1,248,296

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,932,340 and 26,813,216 issued and outstanding, respectively	269,323	268,132
Capital in excess of par value	321,063,638	320,175,874
Net unrealized depreciation on investments	(13,909,695)	(60,501,576)
Accumulated net realized losses on investments	(62,382,117)	(32,412,374)
Distributions in excess of investment income	(1,871,364)	(3,438,061)

Total net assets	243,169,785	224,091,995

Total liabilities and net assets	$246,853,265	$225,340,291

Net asset value per common share	$9.03	$8.36

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$6,888,136	$4,269,217	$12,093,583	$8,718,758
Distributions from securitization vehicles - equity investments	949,504	—	1,710,487	—
Commitment and amendment fee income	460,514	18,793	460,514	56,293
Other income	225	3,236	16,790	5,736

Total investment income from non-affiliated/non-control investments	8,298,379	4,291,246	14,281,374	8,780,787

From control investments:
Interest income - debt investments	432,173	628,953	1,005,269	1,262,720

Total investment income from control investments	432,173	628,953	1,005,269	1,262,720

Total investment income	8,730,552	4,920,199	15,286,643	10,043,507

EXPENSES
Compensation expense	239,484	225,953	479,196	451,905
Investment advisory fees	1,749,568	983,984	2,976,618	1,925,035
Professional fees	166,138	266,812	451,348	570,217
General and administrative	256,874	200,656	415,817	335,320

Total expenses	2,412,064	1,677,405	4,322,979	3,282,477

Net investment income	6,318,488	3,242,794	10,963,664	6,761,030

Net change in unrealized appreciation on investments	2,124,885	9,793,597	46,591,881	4,810,353

Net realized gains (losses) on investments	1,158,583	(3,337,183)	(29,969,743)	(3,315,156)

Net increase in net assets resulting from operations	$9,601,956	$9,699,208	$27,585,802	$8,256,227

Net increase in net assets resulting from net investment income per common share:
Basic and diluted	$0.24	$0.12	$0.41	$0.25
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.36	$0.36	$1.03	$0.31
Weighted average shares of common stock outstanding:
Basic and diluted	26,875,554	26,585,951	26,844,898	26,535,592

	Three Months Ended June 30, 2010 (unaudited)	Three Months Ended June 30, 2009 (unaudited)	Six Months Ended June 30, 2010 (unaudited)	Six Months Ended June 30, 2009 (unaudited)
Per Share Data
Net asset value at beginning of period	$8.87	$7.46	$8.36	$7.68

Net investment income(1)	0.24	0.12	0.41	0.25
Net realized and unrealized capital gains (losses)(2)	0.12	0.24	0.62	0.06

Total from investment operations	0.36	0.36	1.03	0.31

Total distributions(3)	(0.20)	(0.15)	(0.35)	(0.30)

Effect of shares issued, net of offering expenses	0.00	(0.01)	(0.01)	(0.03)

Net asset value at end of period	$9.03	$7.66	$9.03	$7.66

Per share market value at beginning of period	$6.59	$3.51	$6.05	$3.80
Per share market value at end of period	$8.40	$4.41	$8.40	$4.41
Total return(4)	30.50%	29.91%	45.38%	25.13%
Shares outstanding at end of period	26,932,340	26,673,718	26,932,340	26,673,718

Ratios/Supplemental Data
Net assets at end of period (000’s)	$243,170	$204,410	$243,170	$204,410
Average net assets (000’s)	$240,404	$199,114	$233,010	$201,479
Ratio of expenses to average net assets(5)	4.01%	3.37%	3.71%	3.26%
Ratio of expenses, excluding interest expense, to average net assets(5)	4.01%	3.37%	3.71%	3.26%
Ratio of net investment income to average net assets(5)	10.51%	6.51%	9.41%	6.71%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains (losses) include rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of June 30, 2010, none of the distributions for 2010 would have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.